Exhibit 99.2 - Relationship of Reporting Persons to Issuer

David D. Kim (10% Owner)

James J. Kim (10% Owner and Director)

John T. Kim (10% Owner, Director)

Susan Y. Kim (10% Owner)

Irrevocable Deed of Trust of James J. Kim for Alexandra Kim Panichello dated 12/24/92 (Other, See Exhibit 99.1)

Irrevocable Deed of Trust of James J. Kim for Jacqueline Mary Panichello dated 10/3/94 (Other, See Exhibit 99.1)

Irrevocable Deed of Trust of James J. Kim for Dylan James Panichello dated 10/15/01 (Other, See Exhibit 99.1)

Irrevocable Deed of Trust of James J. Kim for Allyson Lee Kim dated 10/15/01 (Other, See Exhibit 99.1)

Irrevocable Deed of Trust of James J. Kim FBO Jason Lee Kim dated 11/17/03 (Other, See Exhibit 99.1)

Irrevocable Deed of Trust of James J. Kim f/b/o Children of David D. Kim dated 11/11/05 (Other, See Exhibit 99.1)